Exhibit 10(o)

SEVERANCE AGREEMENT

AND GENERAL AND SPECIAL RELEASE OF ALL CLAIMS

THIS SEVERANCE AGREEMENT AND GENERAL AND SPECIAL RELEASE OF ALL CLAIMS (the “Agreement”) is made and entered into by and among Kevin S. Relyea (“Relyea”), on the one hand, and Prandium, Inc. (“Prandium”), Chi-Chi’s, Inc. (“Chi-Chi’s”) and Koo Koo Roo, Inc. (“KKR” and, together with Prandium, and Chi-Chi’s, the “Company”), on the other hand, with reference to the following facts:

WHEREAS, Relyea is employed by the Company as its President and Chief Executive Officer pursuant to the Second Amended and Restated Employment Agreement for Kevin Relyea, dated as of July 13, 2000, by and among Relyea and the Company (the “Employment Agreement”). Relyea also serves as a director of the Company, and was employed or engaged in various other capacities with the Company’s affiliates.

WHEREAS, Relyea and the Company have decided to sever their employment relationship and each of the following relationships: (i) Relyea’s employment as President and Chief Executive Officer of the Company, (ii) Relyea’s position as a director of the Company and (iii) Relyea’s employment and all other relationships with each of the Company’s affiliates.

WHEREAS, Relyea and the Company now desire to resolve amicably, fully and finally all matters between them, including, without limitation, those matters relating to the employment relationship between them and the termination of that relationship.

NOW THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, it is agreed as follows:

1.    RELYEA’S RESIGNATION AND CANCELLATION OF OPTIONS.    Pursuant to this Agreement, Relyea hereby resigns his employment as President and Chief Executive Officer of the Company, his position as a director of the Company, and all of his employment and any other positions with each of the Company’s affiliates effective as of December 30, 2002 (the “Resignation Date”), at which time Relyea’s employment and all other relationships with the Company and each of its affiliates are severed. For purposes of the Employment Agreement, Relyea’s resignation hereunder is voluntary pursuant to and within the meaning of Section 5(d) of the Employment Agreement. Relyea hereby acknowledges and agrees that Schedule A hereto contains a complete and accurate list of all his outstanding options or rights to purchase common stock or any other equity security or interest of the Company or its subsidiaries as well as the portion thereof that is vested as of the Resignation Date (collectively, the “Options”). Notwithstanding anything to the contrary contained in Relyea’s stock option agreements, the related option plans, applicable board resolutions, written or oral agreements or understandings or otherwise, as of the Resignation Date, all Options (whether or not vested) shall be cancelled and shall not be exercisable as of such date.

2.    TERM OF AGREEMENT.    Unless earlier terminated in accordance with Section 3 of this Agreement, the Term of this Agreement will be three years, commencing on January 1, 2003 (the “Term”).

3.    TERMINATION.    This Agreement shall automatically terminate upon the expiration of the Term. The Company may terminate, without liability, this Agreement at any time and without notice if Relyea breaches any of the material terms and conditions of this Agreement. In such event, the Company will pay Relyea the Severance Consideration to which he is entitled through the date of termination and thereafter the Company’s obligations will cease.

4.    RELEASE CONSIDERATION AND SEVERANCE CONSIDERATION.

(a)  In consideration of Relyea’s release of claims and the other covenants and agreements contained herein, and provided that Relyea has not exercised any revocation rights as provided in Section 7(b), below, beginning no earlier than the Effective Date (as defined) the Company shall pay Relyea $750,000 as set forth below (the “Severance Consideration”) and provide the benefits set forth below for his covenants and agreements in this Agreement, and $50,000, which represents separate consideration for Relyea’s release of claims pursuant to Section 7 and other promises and covenants made by Relyea herein (the “Release Consideration”). The Release Consideration will be paid within two business days following the Effective Date and the Severance Consideration shall be paid in equal bi-weekly installments, with the exception of the first and last payment which will be prorated, commencing January 1, 2003 and concluding on December 27, 2005. Payment will be made through direct deposit on the Company’s regular payroll dates in each case less all applicable federal, state and/or local taxes and all other authorized payroll deductions, if any, during the Term, commencing on the Company’s first regular pay date following the Effective Date; provided that Relyea has not revoked or otherwise breached this Agreement.

(b)  Relyea acknowledges and agrees that the Release Consideration provided under Section 4(a) constitutes consideration that, but for the mutual covenants set forth in this Agreement, the Company would not otherwise be obligated to provide, nor would Relyea otherwise be entitled to receive.

(c)  Except for (i) the Release Consideration and Severance Consideration, (ii) Relyea’s accrued salary (including vacation pay, if any) through the Resignation Date (all of which Relyea expressly acknowledges has been paid in full) and (iii) the benefits set forth in Section 5 below, Relyea shall not be entitled to receive any other compensation or benefits of any sort including, without limitation, salary, vacation, bonuses, stock options, short-term or long-term disability benefits, health care continuation coverage (except as provided under California or federal law), or any other form of compensation or benefits from the Company or its affiliates, including, without limitation, The Hamlet Group, Inc., or any of their respective current or former officers, directors, employees, agents, or insurance companies, or their respective successors or assigns at any time. Furthermore, Relyea expressly acknowledges that he is not entitled to receive any additional compensation or benefits under the Employment Agreement and that all of the Company’s duties and responsibilities under the Employment Agreement are extinguished.

5.    OTHER BENEFITS.    In consideration of Relyea’s covenants and agreements contained herein, no earlier than the Resignation Date of this Agreement, and provided that Relyea has not revoked or otherwise breached this Agreement and this Agreement has not been terminated pursuant to Section 3, the Company shall provide the following to Relyea as benefits:

(a)  Through March 30, 2005, the Company shall continue to make available to Relyea the 2002 BMW 745i (the “Vehicle”) that is currently in Relyea’s possession and shall make the monthly lease payments currently required for the Vehicle under the lease for the Vehicle in effect as of the date of this Agreement (the “Lease”). Relyea will be required to provide insurance coverage for the Vehicle for such period at the minimum level required by BMW Financial Services. The Company shall reimburse Relyea for insurance for the Vehicle for such period. Relyea will be responsible for paying the mileage in excess of the total miles over the term of the Lease of 60,011 miles for the Vehicle. On Relyea’s last paycheck of each of the years 2003, 2004 and 2005, the taxable amount subject to inclusion in Relyea’s taxable income in connection with the Lease and insurance reimbursements, as determined under the Internal Revenue Code and the Treasury Regulations promulgated thereunder, shall be indicated on Relyea’s direct deposit statement and state, local and federal taxes shall will be withheld; provided, however, the Company shall gross-up such withheld amounts in order to effect no net additional tax expense to Relyea.

(b)  For the 90 days following the Resignation Date, the Company shall provide Relyea with a telephone number at the Company’s headquarters.

(c)  The Company shall reimburse Relyea for up to $25,000 in reasonable legal fees incurred by Relyea for the sole purpose of negotiating this Agreement.

(d)  Until the earlier of (i) the date that Relyea accepts employment with another party pursuant to which he is entitled to receive any benefits and (ii) the termination of this Agreement, the Company shall continue to make available to Relyea the medical, dental, life, accident and disability benefits for which he is eligible as of the Resignation Date (or comparable benefits if such benefits are not available) (the “Benefits”) at no additional cost to Relyea; provided however, (i) in the event that the benefits provided to Relyea as a result of his employment with another party are deficient when compared to the Benefits, then the Company will take appropriate actions, at its own expense, to insure that Relyea receives benefits comparable to the Benefits for the remainder of the Term, (ii) in lieu of providing Relyea with the employee-funded long term disability insurance coverage currently provided by Reliance Standard Life (which requires current status as an employee of the Company to participate), from and after the Resignation Date, the Company shall pay $780 to Relyea on his last paycheck of each of the years 2003, 2004 and 2005 (assuming an equivalent benefit has not been provided as a result of his employment with another party), and (iii) in lieu of the Company continuing to pay the premiums for Relyea’s long term disability policies currently provided by the Paul Revere Life Insurance Company, the Company shall, subject to this subparagraph 5(d), assist Relyea in converting such policies to Relyea’s ownership, shall reimburse Relyea for the required premiums and shall gross-up such reimbursed amounts in order to effect no net additional tax expense to Relyea.

(e)  For six months following the Resignation Date (or until Relyea accepts employment with another party, whichever is earlier), the Company shall reimburse Relyea for fees incurred for executive outplacement services, at a maximum cost of $1,500 per month.

6.    SECURITY FOR SEVERANCE CONSIDERATION PAYMENT.

(a)  The Company shall amend Relyea’s existing irrevocable standby letter of credit attached hereto as Exhibit A (the “L/C”) to secure the Company’s payment of the Severance Consideration in the following manner:

(i)  Effective January 1, 2003 through December 31, 2003, the amount of the L/C shall be reduced to $750,000;

(ii)  Effective January 1, 2004 through December 31, 2004, the amount of the L/C shall be reduced to $500,000;

(iii)  Effective January 1, 2005 through December 31, 2005, the amount of the L/C shall be reduced to $250,000; and

(iv)  The L/C shall expire on December 31, 2005.

(b)  In the event that the Company breaches its obligations under this Section 6, then the Company shall be deemed to have materially breached this Agreement and, the provisions of Section 11 notwithstanding, Relyea shall be entitled to immediately draw upon the full amount of the L/C then outstanding in accordance with its terms.

7.    GENERAL AND SPECIAL RELEASE BY RELYEA.

(a)  Except as noted in the last sentence of this subsection (a), Relyea hereby releases and discharges forever Prandium, its divisions, affiliates and subsidiaries (including, but not limited to, Chi-Chi’s, KKR, and The Hamlet Group, Inc.), and each of their present and former directors, officers, executives, employees, trustees, agents, attorneys, insurers, parent corporations, subsidiaries, divisions, related and affiliated companies and entities, shareholders, representatives, predecessors, successors and assigns, and each and all of them (hereinafter collectively referred to as the “Released Parties”), from and against all liabilities, claims, liens, causes of action, charges, complaints, grievances, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities (collectively referred to as “claims”), of any form whatsoever, including, but not limited to, any claims in law, equity, contract, tort, or any claims under the California Labor Code, the California Civil Code, the California Business and Professions Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, or any other local ordinance or federal or state statute or constitution, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that Relyea or his successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of Relyea’s employment relationship with any of the Released Parties and the termination of that relationship. Notwithstanding anything to the contrary in this subsection (a), the foregoing release does not affect Prandium’s obligations to Relyea under the terms of the Indemnification Agreement dated as of July 30, 2001 between Prandium and Relyea, which upon execution of this Agreement by the Company and Relyea shall be amended and restated (effective as of the

Resignation Date) to read in full as set forth in Exhibit B attached to this Agreement (the “Indemnity Agreement”).

(b)  Without limiting the scope of this Agreement in any way, Relyea certifies that this Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Relyea has or may claim to have under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.). This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the parties. Relyea acknowledges that: (a) the consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled to receive; (b) he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; (c) he has been provided a full and ample opportunity to review this Agreement, including a period of at least 21 days within which to consider it; (d) to the extent that Relyea takes less than 21 days to consider this Agreement prior to execution, Relyea acknowledges that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (e) Relyea is aware of his right to revoke this Agreement at any time within the seven day period following the date on which he signs the Agreement and that the Agreement shall not become effective or enforceable until the seven day revocation period expires (the “Effective Date”). Relyea further understands that he shall relinquish any right he has to the consideration specified in this Agreement if he exercises his right to revoke it. Notice of revocation must be made in writing and must be received by the Company through its counsel, Rod Guerra, SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, 300 South Grand Avenue, Los Angeles, California 90071, no later than 5:00 p.m. (Pacific Standard Time) on the seventh day after Relyea signs this Agreement.

(c)  Relyea represents and covenants that he has not filed, initiated or caused to be filed or initiated, any claim, charge, suit, complaint, grievance, action or cause of action against any of the Released Parties. Except to the extent that such waiver is precluded by law, Relyea further promises and agrees that he will not file, refile, initiate, or cause to be filed, refiled or initiated any claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any claim, demand, or cause of action released herein, nor shall he participate, assist or cooperate in any claim, charge, suit, grievance, complaint, action or proceeding regarding any of the Released Parties, whether before a court or administrative agency or otherwise, unless required to do so by law.

(d)  Relyea agrees to waive any right he may have to reemployment by any of the Released Parties.

(e)  Relyea represents that he has made no assignment and covenants that he will make no assignment of the claims, demands or causes of action released herein.

8.    GENERAL RELEASE BY THE COMPANY.

(a)  The Company hereby releases and discharges forever Relyea, from and against all claims of any form whatsoever, including, but not limited to, any claims in law, equity, contract or tort or under any local ordinance or federal or state statute or constitution, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that the Company or its successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of Relyea’s employment relationship with the Company and the termination of that relationship.

(b)  The Company represents and covenants that it has not filed, initiated or caused to be filed or initiated, any claim, charge, suit, complaint, grievance, action or cause of action against Relyea. Except to the extent that such waiver is precluded by law, the Company further promises and agrees that it will not file, refile, initiate, or cause to be filed, refiled or initiated any claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any claim, demand, or cause of action released herein, nor shall it participate, assist or cooperate in any claim, charge, suit, grievance, complaint, action or proceeding regarding Relyea, whether before a court or administrative agency or otherwise, unless required to do so by law.

9.    STATUTORY WAIVER.    It is further understood and agreed that all rights under Section 1542 of the California Civil Code are hereby expressly waived by Relyea and the Company. Said Section reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, each of Relyea and the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims that Relyea or the Company, as applicable, does not know or suspect to exist in his or its favor at the time of execution hereof, and that the severance and general release agreed upon contemplates the extinguishment of any such claim or claims.

10.    CONFIDENTIAL INFORMATION AND OTHER COVENANTS.

(a)  Subject to the next sentence, Relyea acknowledges and agrees that the terms and provisions of this Agreement were made and entered into in strict confidence and must remain confidential. Relyea promises, warrants, and represents that he shall not disclose or offer to disclose, and has not disclosed privately or publicly, any of the terms or provisions of this Agreement (until such Agreement has been made public by the Company) or the discussions leading to this Agreement to any person or entity, including but not limited to any current or former executive of any of the Released Parties or any member of the print, electronic or other media, with the exception of (i) a disclosure required by law or to enforce any obligations hereunder; (ii) a disclosure to Relyea’s spouse, attorneys, accountants or financial advisers and to limited other parties specified by Relyea to the Company prior to the date of this Agreement, who will be advised of the confidential nature of this Agreement; and (iii) a disclosure by Relyea to such other persons, on a need-to-know basis, as is necessary for Relyea to secure employment;

provided that such other persons agree to be bound by the provisions of this Section 10(a). Relyea acknowledges and agrees that this confidentiality provision is an express and absolute condition of this Agreement, is bargained for consideration for this Agreement and is not a mere recital, and that any violation of the terms and conditions of this confidentiality provision shall constitute a material breach of this Agreement.

(b)  Relyea agrees not to make any public or private statements that are disparaging of any of the Released Parties, or any of their past, present or future policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards.

(c)  The Company agrees that it shall make reasonable efforts to cause its senior management and members of its Board of Directors not to make any public or private statements that are disparaging of Relyea or his practices, decision-making, conduct, professionalism or compliance with standards during his employment with the Company. Nothing in this subsection (c) shall, however, prevent the Company from making true statements to accountants, attorneys, other legal, financial or business advisors or other Company employees rendered necessary by a valid business reason, or as required by law.

(d)  During the Term of this Agreement, Relyea shall not, directly or indirectly, (i) solicit, induce, or attempt to solicit or induce, any person known to Relyea to be an employee of the Company or any of its affiliates (each such person, a “Company Person”), to terminate his or her employment or other relationship with the Company or such affiliate for the purpose of associating with (A) any entity of which Relyea is or becomes a partner, stockholder, member, officer, director, principal, agent, trustee or consultant, or (B) any competitor of the Company or any such affiliate or (ii) otherwise encourage any Company Person to terminate his or her employment or other relationship with the Company or such affiliate for any other purpose or no purpose.

(e)  Relyea understands that, by virtue of Relyea’s employment with the Company through the Resignation Date, Relyea has been exposed to Proprietary Information (as defined). “Proprietary Information” means all ideas, information and materials, tangible or intangible, not generally known to the public or restaurant industry executives, relating in any manner to the business of any of the Released Parties (including partners, principals, employees and contractors), clients or others with whom any Released Party does business that Relyea learned of or acquired during the period of Relyea’s employment with the Company. Proprietary Information includes, but is not limited to, manuals, documents, computer programs, compilations of technical, financial, legal or other data, client or prospective client lists, names of suppliers, specifications, designs, business or marketing plans, forecasts, financial information, work in progress, and other technical or business information. Relyea agrees to hold in trust and confidence all Proprietary Information during the Term of this Agreement. Relyea further agrees that he shall not use, disclose or disseminate any Proprietary Information for any purpose during the Term of this Agreement.

(f)  Relyea acknowledges and agrees that the Proprietary Information and the employee relationships referred to in this Agreement each are of substantial value to the Released Parties and that a breach of any of the terms and conditions of this Agreement relating to those subjects would cause irreparable harm to the Released Parties, for which the Released Parties would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Released Parties under this Agreement or otherwise, the Released Parties shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief to specifically enforce Relyea’s duties and obligations under this Agreement or to enjoin a breach thereof, without the need to post a bond or other security and without the need to demonstrate special damages. Furthermore, Relyea agrees that any damages suffered by the Released Parties as a result of Relyea’s breach of his duties and obligations under this Agreement shall entitle the Released Parties to offset such damages against any payments to be made pursuant to this Agreement and the Released Parties agree that their right to recover damages from Relyea shall be limited to such right of offset.

(g)  Relyea agrees to promptly (but in no event any later than 30 days from the date of this Agreement) deliver to the Company any Proprietary Information in a Tangible Form (as defined) that Relyea holds or controls, as well as all other property, equipment, documents or things of the Released Parties that he has been issued or otherwise received or obtained during the course of his employment with the Company or that he otherwise currently possesses, including, but not limited to, any computers, cellular phones, personal digital assistants and handhelds and/or pagers. “Tangible Form” includes ideas, information or materials in written or graphic form, on a computer disc or other medium, or otherwise stored in or available through electronic or other form. Relyea acknowledges that he is not authorized to retain any copies of any such Proprietary Information, and is not authorized to retain any other property or equipment of the Released Parties. Relyea further agrees that he will promptly forward (but in no event later than 5 days from the date of receipt) to the Company any Proprietary Information regarding the Released Parties that has been or is inadvertently directed to Relyea following his last day of employment with the Company.

11.    ARBITRATION.    Except as is necessary for any of the Released Parties or Relyea to enforce their rights under this Agreement through injunctive relief or specific performance, the parties agree that any disputes that may arise in connection with, arising out of or relating to this Agreement, the Employment Agreement, the Indemnity Agreement or any dispute that relates in any way, in whole or in part, to Relyea’s employment with the Company, the termination of that employment or any other dispute among the parties or their successors or assigns, will be submitted to binding arbitration in Los Angeles, California, according to the rules and procedures of the American Arbitration Association and California Code of Civil Procedure Section 1283.05. Until any dispute hereunder is resolved, the Company shall pay all fees and expenses of the Arbitrator and shall pay to Relyea all reasonable expenses and legal fees incurred by Relyea in connection with such arbitration. In addition, until any dispute hereunder is resolved, the Company shall continue to pay Relyea his Severance Consideration and Relyea shall continue to be entitled to all other benefits provided in this Agreement. Such payments will be made within five days after Relyea’s request for payment, accompanied with such evidence of fees and expenses as the Company may reasonably require. If the Company substantially prevails on substantially all of the claims at arbitration, the Company shall be entitled to recover from Relyea (i) its costs and expenses including the reasonable fees of its attorneys and the legal fees and expenses of Relyea paid by the Company in the arbitrated dispute and (ii) that portion of the Severance Consideration that was accrued and paid to Relyea following the termination of this Agreement. Such payments shall be made within five days after the Company’s request for payment, accompanied with such evidence of fees and expenses as Relyea may reasonably request. With the exception of Section 6(b), this arbitration obligation extends to any and all claims that may arise by and between the parties or their successors, assigns or affiliates, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of any collective bargaining agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of earning, and claims under the California constitution, the United States Constitution, and applicable state and federal fair state labor statutes and regulations, including, but not limited to, the California Labor Code, the California Fair Employment and Housing Act, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Acts, as amended, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, and the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990.

12.    NON-ADMISSION OF LIABILITY.    Nothing in this Agreement shall be construed as an admission of liability by Relyea or the Released Parties; rather, Relyea and the Released Parties are resolving all matters arising out of their employer-employee relationship and all other relationships between Relyea and the Released Parties, as to each of which each of the Released Parties and Relyea deny any liability. Neither this Agreement nor any of the payments and/or consideration therefor shall be admissible as evidence in any proceeding, other than for the enforcement of the provisions of this Agreement.

13.    JOINT DRAFTING.    Relyea understands that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

14.    SEVERABILITY.    Relyea understands and agrees that if any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of the Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

15.    ENTIRE AGREEMENT; MODIFICATION.    Relyea understands that this Agreement represents the entire agreement and understanding between the parties and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Relyea and a duly authorized officer of the Company.

16.    CHOICE OF LAW.    This Agreement shall be governed and construed under the laws of the State of California, without regard to its conflict of laws rules.

17.    VOLUNTARY AGREEMENT.    Relyea understands and acknowledges that reliance is placed wholly upon his own judgment, belief and knowledge as to the propriety of entering into this Agreement and acknowledges that he is relying solely upon the contents of this Agreement and is not relying on any other representations or statements whatsoever of any of the Released Parties as an inducement to enter into this Agreement, and if any of the facts upon which he now relies in making this Agreement shall hereafter prove to be otherwise, this Agreement shall nonetheless remain in full force and effect. Relyea acknowledges that he has personally read this Agreement and that he has reviewed, or has had the opportunity to review, this Agreement with legal counsel and tax advisors of his own choosing. Relyea further acknowledges that he has been provided a full and ample opportunity to study this Agreement, that it fully and accurately reflects the content of any and all understandings and agreements between the parties concerning the matters referenced herein, and that he is not relying on any other representations whatsoever as an inducement to execute this Agreement.

18.    WAIVER.    No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

19.    BINDING EFFECT.    This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date indicated by the signature.

KEVIN S. RELYEA

/s/ Kevin S. Relyea		Date:	December 30, 2002
Kevin S. Relyea
PRANDIUM

By:	/s/ Robert T. Trebing, Jr.	Date:	December 30, 2002
Name: Robert T. Trebing, Jr. Title: Executive Vice President
CHI-CHI’S, INC.

By:	/s/ Robert T. Trebing, Jr.	Date:	December 30, 2002
Name: Robert T. Trebing, Jr. Title: Vice President
KOO KOO ROO, INC.

By:	/s/ Robert T. Trebing, Jr.	Date:	December 30, 2002
Name: Robert T. Trebing, Jr. Title: Vice President